Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Authorizes Exploration of Strategic Alternatives to Maximize Shareholder Value

SPOKANE, Wash., March 28, 2012 – Red Lion Hotels Corporation (NYSE:RLH), a western U.S. based owner and franchisor of midscale hotels, today announced that its board of directors has authorized Bank of America Merrill Lynch to explore strategic alternatives to maximize shareholder value, including a potential sale of the company or a strategic combination with a third party. The board has formed a Strategic Alternatives Committee comprising independent directors Ryland P. (Skip) Davis, Melvin L. Keating and Ronald Taylor. This Committee will work with Bank of America Merrill Lynch in its review.

“The Red Lion Hotels board of directors and management team are committed to maximizing shareholder value,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We have been working with Bank of America Merrill Lynch since mid-February, and authorizing the exploration of strategic alternatives, including a potential sale of the company, demonstrates our commitment to achieving this important objective. Our board and management team are open minded about the process and intend to evaluate all options thoughtfully and carefully.”

Mr. Eliassen continued, “Red Lion Hotels will continue to operate in the ordinary course and will continue to execute its strategic plan to position the company for growth and value creation, including pursuing transactions for our assets currently held for sale. We have made important progress as evidenced by the completion of the strategic sale of Seattle Fifth Avenue, which allowed the company to acquire previously leased hotels and strengthen its balance sheet with the retirement of more than $28 million in debt. We remain focused on improving profitability and are confident that the successful execution of our three-pronged strategy to reduce debt, expand our franchise program and improve the competitive position of our hotels will enhance value for all Red Lion Hotels shareholders.”

The evaluation of financial and strategic alternatives will not necessarily result in any changes to the company’s current business plan or any transaction or agreement. The company does not intend to disclose developments regarding the evaluation of financial and strategic alternatives unless and until a final decision is made.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of December 31, 2011, the RLH hotel network was comprised of 48 hotels located in nine states and one Canadian province, with 9,010 rooms and 452,387 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchises and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011, and in other documents filed by the Company with the Securities and Exchange Commission.

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